Exhibit 99.B(e)(11)

October 16, 2007

Mr. Mark Swanson

Treasurer and Principal Financial Officer

SSgA Funds

909 A Street

Tacoma, WA  98402

RE:          SSgA Funds Distribution Fee Waiver

Dear Mark:

State Street Global Markets LLC (“SSGM”), as distributor to The SSgA Funds (the “Funds”), agrees to waive up to .70 of 1% (70 basis points) of the Rule 12b-1 and distribution fee for the Class R Shares of the following Funds on an annual basis until December 31, 2008:

SSgA Fund Name

Aggressive Equity Class R

Bond Market Class R

Core Opportunities Class R

International Stock Selection Class R

Small Cap Class R

Life Solutions Balanced Class R

Life Solutions Growth Class R

Life Solutions Income and Growth Class R

This agreement, which supersedes any prior voluntary distribution fee waiver or reimbursement arrangements for the Funds may, at SSGM’s option, continue after the date set forth above, but may be revised or eliminated at any time thereafter without notice.  If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

STATE STREET GLOBAL MARKETS LLC

By:

Its:

Accepted and Agreed: SSgA Funds, on behalf of the portfolios named above

By:
Mark E. Swanson, Treasurer and Principal Financial Officer